Exhibit 99.1

Atheros Communications Announces Record Second

Quarter 2004 Financial Results

Gross Margins Increase to 49.9 Percent

Sunnyvale, Calif. – July 21, 2004 – Atheros Communications, Inc. (NASDAQ: ATHR), a leading developer of advanced wireless LAN chipsets, today announced record financial results for the second quarter of fiscal 2004, ended June 30, 2004.

Revenue in the second quarter of fiscal 2004 was a record $46.6 million, compared with $43.1 million in the first quarter of fiscal 2004, an increase of eight percent. Gross margins in the second quarter of fiscal 2004 were 49.9 percent, 570 basis points higher than the 44.2 percent gross margins reported in the prior quarter.

In accordance with U.S. generally accepted accounting principles (GAAP), the company’s net income in the second quarter of fiscal 2004 was a record $5.5 million, or earnings of $0.10 per diluted share on 53.8 million average shares outstanding. This compares with a net income of $2.4 million, or $0.05 per diluted share on 48.2 million average shares outstanding in the first quarter of fiscal 2004.

Total cash and short-term investments were $155.9 million at June 30, 2004, compared with $158.4 million at March 31, 2004, a decrease of $2.5 million resulting from cash used for working capital needs.

Atheros reports net income (loss) and basic and diluted net income (loss) per share in accordance with GAAP and additionally on a non-GAAP basis. Non-GAAP net income (loss), where applicable, excludes the effect of the amortization of stock-based compensation. In the second quarter of 2004, non-GAAP net income was $6.5 million, or $0.12 per diluted share, compared with non-GAAP net income of $3.5 million, or $0.07 per diluted share, in the first quarter of fiscal 2004. Average shares used in computing non-GAAP net income per share for the second quarter of fiscal 2004 increased to 53.8 million, compared with 48.2 million for the first quarter of fiscal 2004.

Six Months Ended June 30, 2004

Revenues for the six months ended June 30, 2004 were $89.7 million, with gross margins of 47.1 percent. GAAP net income for the six-month period was $7.9 million, or $0.15 per share. Non-GAAP net income for that period was $10.0 million, or 11 percent of revenues and $0.20 per share on 51.0 million average shares outstanding.

“We increased our leadership position in key areas of the wireless networking industry in the second quarter, resulting in record financial results,” said Craig Barratt, president and CEO of Atheros. “We are especially pleased to be shipping production quantities of the world’s first single-chip 802.11g wireless LAN solution, integrating the MAC, baseband and 2.4 GHz radio. Also in the second quarter we began volume shipments of a second version of our single-chip solution, incorporating Super GTM and our unique adaptive radio features. Both of our single-chip solutions include our eXtended RangeTM (XR) technology, which dramatically increases the range of wireless LAN devices by up to three times that of basic 802.11a and ..11g solutions,” Barratt said.

Fujitsu, NEC and Sony all introduced new laptops using Atheros Super G and Super AGTM technology in the second quarter. On the enterprise side, Atheros announced products with Foundry Networks, Trapeze Networks, Vivato and Colubris Networks. Atheros Super AG and Super G technologies continue to gain widespread acceptance. Seventeen leading Japanese WLAN equipment vendors and PC manufacturers are now shipping products using Atheros’ Super AG or Super G technologies, and many of them are displaying the Atheros Super AG/G logo on their PCs and wireless LAN equipment, as well as on product boxes, data sheets, brochures and websites.

“In consumer electronics, we just announced our first chipset targeted for video and multimedia applications. This chipset includes smart antenna and quality-of-service (QoS) features, which deliver high-quality video throughout the home. We also announced joint reference designs with Syabas and Sigma Designs, and a collaboration with NEC Electronics on a new AV module including this chipset, which is being demonstrated for the first time this week at the Wireless Japan 2004 Show in Tokyo,” Barratt said.

Conference Call

Atheros will broadcast its conference call discussion of second quarter fiscal 2004 financial results today, Wednesday, July 21, 2004 at 2:00 p.m. pacific daylight time (5:00 p.m. eastern daylight time).

To listen to the call, please dial (630) 395-0049 approximately 10 minutes prior to the start time. The pass code is: Atheros. A taped replay will be available approximately one hour after the conclusion of the call and will remain available for one week. To access the replay, dial (203) 369-1197.

The Atheros financial results conference call will be available via a live webcast on the investor relations section of the Atheros web site at www.atheros.com. Please access the web site approximately 15 minutes prior to the start of the call to download and install any necessary audio software. An archived webcast replay of the call will be available at the web site for one year.

Atheros Communications, Inc.

Atheros Communications is a leading developer of semiconductor system solutions for wireless communications products. Atheros combines its wireless systems expertise with high-performance radio frequency, mixed signal and digital semiconductor design skills to provide highly integrated chipsets that are manufacturable on low-cost, standard complementary metal-oxide semiconductor (CMOS) processes. Atheros technology is being used by a broad base of leading customers, including personal computer and networking equipment manufacturers. For more information, visit www.atheros.com or send email to info@atheros.com.

Atheros, the Atheros logo, eXtended Range, Super G and Super AG are trademarks of Atheros Communications, Inc.

Except for the historical information contained herein, the matters set forth in this press release, including statements as to the continued acceptance and adoption of, and the expected benefits and capabilities of, Atheros’ products and technology, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as “expected,” “believes,” “anticipates,” “plans,” “expects,” “will” and similar expressions are intended to identify forward-looking statements. These forward-looking statements are subject to risks and uncertainties that could cause the actual results of Atheros to differ materially, including, among others, the ability of our customers to provide competitive solutions based on our products, development and manufacturing difficulties, the impact of competitive products and alternative technological advances, and risks detailed in Atheros’ Quarterly Report on Form 10-Q for the quarter ended March 31, 2004, as filed with the SEC, and in other reports filed by Atheros with the SEC from time to time. These forward-looking statements speak only as of the date hereof. Atheros does not undertake any obligation to update forward-looking statements.

Contact:

Jack Lazar	Deborah Stapleton
Chief Financial Officer	President
Atheros Communications, Inc.	Stapleton Communications Inc.
(408) 773-5200	(650) 470-0200

– Summary Financial Data Attached –

ATHEROS COMMUNICATIONS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)

(In thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2004	2003	2004	2003
Net revenue	$46,593	$15,125	$89,692	$24,531

Cost of goods sold	23,347	8,739	47,415	14,218

Gross profit	23,246	6,386	42,277	10,313

Operating expenses:
Research and development	10,496	6,671	20,221	12,943
Sales and marketing	4,159	2,566	7,660	4,660
General and administrative	2,063	1,217	4,293	2,151
Stock-based compensation	1,024	820	2,140	882

Total operating expenses	17,742	11,274	34,314	20,636

Income (loss) from operations	5,504	(4,888)	7,963	(10,323)
Interest income (expense), net	470	(15)	623	13
Income taxes	(452)	—	(685)	—

Net income (loss)	$5,522	$(4,903)	$7,901	$(10,310)

Basic earnings (loss) per share	$0.12	$(0.41)	$0.20	$(0.87)

Diluted earnings (loss) per share	$0.10	$(0.41)	$0.15	$(0.87)

Shares used in computing basic and pro forma basic earnings (loss) per share	46,499	12,037	38,637	11,836

Shares used in computing diluted and pro forma diluted earnings (loss) per share	53,799	12,037	51,015	11,836

Pro forma net income (loss) (*)	$6,546	$(4,083)	$10,041	$(9,428)

Pro forma basic earnings (loss) per share (*)	$0.14	$(0.34)	$0.26	$(0.80)

Pro forma diluted earnings (loss) per share (*)	$0.12	$(0.34)	$0.20	$(0.80)

Reconciliation of GAAP Net Income (Loss) to Pro Forma Net Income (Loss)
	Three Months Ended June 30,		Six Months Ended June 30,
	2004	2003	2004	2003
GAAP net income (loss)	$5,522	$(4,903)	$7,901	$(10,310)
Stock-based compensation	1,024	820	2,140	882

Pro forma net income (loss)	$6,546	$(4,083)	$10,041	$(9,428)

(*)	To supplement our consolidated financial statements presented in accordance with GAAP, we have shown above a non-GAAP measure of net income (loss), which is adjusted from results based on GAAP to exclude stock-based compensation. This non-GAAP measure is provided to enhance the user’s overall understanding of our historical financial performance. Specifically, we believe the non-GAAP results provide useful information to both management and investors by excluding stock-based compensation expenses.

ATHEROS COMMUNICATIONS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)

(In thousands)

	June 30, 2004	December 31, 2003
ASSETS
Current assets:

Cash, cash equivalents and marketable securities	$155,913	$29,039
Accounts receivable, net	19,477	9,855
Inventories	16,134	10,929
Prepaid expenses and other current assets	3,270	1,110

Total current assets	194,794	50,933

Property and equipment, net	2,668	2,346
Other assets	1,359	2,607

	$198,821	$55,886

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities	$31,249	$31,769
Long-term liabilities	1,128	1,831
Stockholders’ equity	166,444	22,286

	$198,821	$55,886